SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

_____________

Filed by the Registrant: X

Filed by a Party other than the Registrant: ___

Check the appropriate box:

ð	Preliminary Proxy Statement

ð	Confidential, for Use of the Commission Only (as Permitted by Rule 14a-6 (e)(2))

X	Definitive Proxy Statement
ð	Definitive Additional Materials

ð	Soliciting Material Pursuant to 240.14a-12

Monmouth Real Estate Investment Corporation

(Name of Registrant as Specified in Its Charter)

_____________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ð	Fee computed on table below per Exchange Act rules 14a-6(i)(1) and 0-11.

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ð	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza, 3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

MAY 14, 2015

Notice is hereby given that the Annual Meeting of Shareholders (Annual Meeting) of Monmouth Real Estate Investment Corporation, a Maryland corporation (the Company), will be held on Thursday, May 14, 2015, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, for the following purposes:

1.	To elect four Directors, each to hold office until the Company’s annual meeting of shareholders in 2018 and until his or her successor is duly elected and qualifies;

2.	To consider and vote upon the ratification of the appointment of PKF O’Connor Davies as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015;

3.	To consider and vote upon a non-binding shareholder proposal regarding the voting standard for the election of the Company’s directors, if properly presented at the Annual Meeting; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors of the Company has fixed the close of business on March 12, 2015, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments or postponements thereof.

IF YOU ARE UNABLE TO BE PRESENT IN PERSON, SHAREHOLDERS MAY AUTHORIZE A PROXY TO VOTE THEIR SHARES PRIOR TO THE MEETING USING THE METHODS DETAILED ON PAGE 5 OF THIS PROXY STATEMENT.

BY ORDER OF THE BOARD OF DIRECTORS

   ELIZABETH CHIARELLA

SECRETARY

 March 31, 2015

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Juniper Business Plaza

3499 Route 9 North, Suite 3-C

Freehold, New Jersey 07728

__________

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

May 14, 2015

__________

SOLICITATION OF PROXIES

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Monmouth Real Estate Investment Corporation, a Maryland corporation (the Company), of proxies to be voted at the Annual Meeting of Shareholders of the Company (the Annual Meeting) to be held on Thursday, May 14, 2015, at 4:00 p.m., Eastern Time, at the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, and at any adjournments or postponements thereof, for the purposes listed in the preceding Notice of Annual Meeting of Shareholders (Notice). This Proxy Statement and the accompanying Proxy Card are being distributed on or about March 31, 2015, to shareholders of record as of the close of business on March 12, 2015. Unless the context requires otherwise, references in this Proxy Statement to “Monmouth”, “we”, “our”, “us” and the “Company” refer to Monmouth Real Estate Investment Corporation and its consolidated subsidiaries.

A copy of the Company’s annual report, including financial statements, was mailed to all shareholders of record on or about February 2, 2015, and is available on the Company’s website at www.mreic.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 14, 2015

Under rules adopted by the U.S. Securities and Exchange Commission (SEC), you are able to obtain proxy materials via the Internet, instead of being mailed printed copies of those materials. This will expedite shareholders’ receipt of proxy materials, lower the cost of the annual meeting, and help conserve natural resources. Please visit the website www.proxyvote.com to view electronic versions of proxy materials and the Company’s 2014 Annual Report, and to request electronic delivery of future proxy materials. Have your Proxy Card or notice of Internet availability in hand when you access the website and follow the instructions. You will need your 12 digit Control Number which is located on your Proxy Card or notice of Internet availability. Shareholders also may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

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MONMOUTH CONTACT INFORMATION

The mailing address of our principal executive office is Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728, and our main telephone number is (732) 577-9996. We maintain an Internet website at www.mreic.com. Information at or connection to our website is not incorporated by reference into this Proxy Statement, and is not and should not be considered part of this Proxy Statement.

FREQUENTLY ASKED QUESTIONS ABOUT THE ANNUAL MEETING

What is the purpose of the Annual Meeting of Shareholders? At the Annual Meeting, our common shareholders will vote upon matters described in the Notice, including the election of directors, the ratification of the selection of PKF O’Connor Davies as our independent registered public accounting firm and a nonbinding shareholder proposal, if properly presented at the Annual Meeting. Once the business of the Annual Meeting is concluded, members of management will respond to questions raised by shareholders, as time permits.

Who can attend the Annual Meeting? All of our common shareholders of record as of the close of business on March 12, 2015, the record date for the Annual Meeting, or individuals holding their duly authorized proxies, may attend the Annual Meeting. You should be prepared to present photo identification for admittance. Appointing a proxy in response to this solicitation will not affect a shareholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your common stock in “street name” (that is, through a broker, bank or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the close of business on March 12, 2015, the record date for the Annual Meeting, to gain admittance to the Annual Meeting.

What am I voting on? At the Annual Meeting, you may consider and vote on:

•	the election of four directors;

•	the ratification of the appointment of PKF O’Connor Davies as our independent registered public accounting firm for the fiscal year ending September 30, 2015; and

•	a nonbinding shareholder proposal, if properly presented at the Annual Meeting.

We are not aware of any other business, other than procedural matters relating to the Annual Meeting or the proposals listed above, that may properly be brought before the Annual Meeting.

What are the Board’s recommendations? The Board recommends a vote:

•	FOR the election of each nominee for election as a director named in this Proxy Statement (Proposal No. 1);
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•	FOR the ratification of the appointment of PKF O’Connor Davies as our independent registered public accounting firm for the fiscal year ending September 30, 2015 (Proposal No. 2); and

•	AGAINST the shareholder proposal regarding the voting standard for election of the Company’s directors, if properly presented at the Annual Meeting as described in this Proxy Statement (Proposal No. 3).

Unless you give other instructions on your Proxy Card, the persons named as proxy holders on the Proxy Card will vote in accordance with the recommendations of the Board.

Who may vote? You may vote if you owned shares of our common stock at the close of business on March 12, 2015, which is the record date for the Annual Meeting. You are entitled to cast one vote for as many individuals as there are directors to be elected at the Annual Meeting and to cast one vote on each other matter presented at the Annual Meeting for each share of common stock you owned as of the record date. Cumulative voting is not permitted in the election of directors.

What is a quorum for the Annual Meeting? As of March 12, 2015, we had 58,436,307 shares of common stock outstanding. In order to conduct a meeting, shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting must be present in person or by proxy. No business may be conducted at the Annual Meeting if a quorum is not present. If you submit a properly executed Proxy Card or authorize a proxy by telephone or via the Internet, you will be considered part of the quorum. Abstentions and broker “non-votes” will be counted as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” results when a bank, broker or other nominee who holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have discretionary authority to vote on a matter.

What vote is required to approve an item of business at the Annual Meeting? To be elected as a director (Proposal No. 1), a nominee must receive a plurality of the votes cast in the election of directors. To ratify the appointment of PKF O’Connor Davies as our independent registered public accounting firm (Proposal No. 2), the affirmative vote of a majority of the votes cast on the proposal is required. To approve the nonbinding shareholder proposal, if properly presented at the Annual Meeting, as described in this Proxy Statement (Proposal No. 3), the affirmative vote of the majority of the votes cast on the proposal is required.

The shareholder proposal regarding the voting standard for the election of directors is a request to our Board of Directors and is not a binding proposal. As a result, approval of this proposal, if properly presented at the Annual Meeting, will not result in any amendments to our charter or bylaws or any change to the vote required to elect directors.

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If you are a shareholder of record as of the record date for the Annual Meeting and you authorize a proxy (whether by Internet, telephone or mail) without specifying voting instructions on any matter to be considered at this Annual Meeting, the proxy holders will vote your shares according to the Board’s recommendation on that matter and in their discretion on any other matter that may properly come before the Annual Meeting.

If you are a shareholder of record as of the record date for the Annual Meeting and you fail to authorize a proxy or attend the meeting and vote in person, assuming that a quorum is present at the Annual Meeting, it will have no effect on the result of the vote on any of the matters to be considered at the Annual Meeting.

If you hold your shares through a broker, bank or other nominee, under the rules of the New York Stock Exchange (NYSE), your broker or other nominee may not vote with respect to certain proposals unless you have provided voting instructions with respect to that proposal. As noted above, this is referred to as a broker “non-vote.” A broker non-vote is not considered a vote cast on a proposal and broker non-votes will have no effect on the vote on any of the matters to be considered at the Annual Meeting. If you hold your shares in a brokerage account, then, under NYSE rules and Maryland law, your broker is entitled to vote your shares on Proposal No. 2 (Ratification of Independent Registered Public Accounting Firm) if no instructions are received from you, but your broker is not entitled to vote on Proposal No. 1 (Election of Directors) or Proposal No. 3 (Shareholder Proposal) without specific instructions from you. If you instruct your proxy or broker to “abstain” on any matter, it will have no effect on the vote on any of the matters to be considered at the Annual Meeting.

How do I vote? If you plan to attend the Annual Meeting and wish to vote in person, we will give you a ballot at the Annual Meeting. However, if your common stock is held in the name of your broker, bank or other nominee, and you want to vote in person, you will need to obtain a legal proxy from the institution that holds your common stock.

If your common stock is held of record in your name, there are three ways for you to authorize a proxy:

•	By Telephone or on the Internet – You can authorize a proxy by calling the toll-free telephone number on your Proxy Card or Notice. Please have your Proxy Card or Notice in hand when you call. Easy-to-follow voice prompts allow you to authorize a proxy to vote your shares and confirm that your instructions have been properly recorded. The website for Internet voting is www.proxyvote.com. Please have your Proxy Card or Notice handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 p.m., Eastern Time, on May 13, 2015. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, the Company recommends that you follow the voting instructions in the materials you receive. If you vote by telephone or on the Internet, you do not have to return your Proxy Card.
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•	By Mail – If you received your Annual Meeting materials by mail, you may complete, sign and date the Proxy Card and return it in the prepaid envelope. If you are a shareholder of record and you return your signed Proxy Card but do not indicate your voting preferences, the persons named in the Proxy Card will vote the shares represented by that proxy as recommended by the Board of Directors on each matter listed in this Proxy Statement and in their discretion on any other matter properly brought before the Annual Meeting.

•	In Person at the Annual Meeting – All shareholders of record may vote in person at the Annual Meeting. You may also be represented by another person at the Annual Meeting by executing a proper proxy designating that person. Even if you plan to attend the Annual Meeting, we request that you authorize a proxy in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

If you mail us your properly completed and signed Proxy Card, or authorize a proxy to vote your shares by telephone or Internet, your votes will be cast according to the choices that you specify. Unless you indicate otherwise on your Proxy Card, the persons named as your proxies will cast your votes: FOR all of the nominees for director named in this Proxy Statement; FOR the ratification of PKF O’Connor Davies, as our independent registered public accounting firm; AGAINST the non-binding shareholder proposal, if properly presented at the Annual Meeting; and in their discretion on such additional matters.

If your common stock is held in the name of your broker, bank or other nominee, you should receive separate instructions from the holder of your common stock describing how to provide voting instructions.

Can I revoke my proxy? Yes, if your common stock is held in your name, you can revoke your proxy by:

• Filing written notice of revocation before our Annual Meeting with our Secretary at the address shown on the front of this Proxy Statement;

• Signing a proxy bearing a later date; or

• Voting in person at the Annual Meeting.

Attendance at the Annual Meeting will not, by itself, revoke a properly-executed proxy. If your common stock is held in the name of your broker, bank or other nominee, please follow the voting instructions provided by the holder of your common stock regarding how to revoke your instructions.

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Who pays for this proxy solicitation? The cost of preparing, assembling and distributing this Proxy Statement and form of proxy, and the cost of soliciting the proxies related to the Annual Meeting will be borne by the Company. The Company does not intend to solicit proxies otherwise than by use of the mail, internet and telephone, but certain officers and regular employees of the Company, without additional compensation, may use their personal efforts, by telephone or otherwise, to obtain proxies.

We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of our stock as of the close of business on the record date and will reimburse them for the cost of forwarding the proxy materials in accordance with customary practice. Your cooperation in promptly voting your shares and authorizing your proxy by the Internet or telephone, or by completing and returning the enclosed Proxy Card (if you received your proxy materials in the mail) will help to avoid additional expense.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s charter and bylaws provide for a classified board of directors comprised of Class I, II, and III directors. Four Class III directors are up for election at the Annual Meeting to serve until the Company’s annual meeting of shareholders in 2018 and until their successors are duly elected and qualify. The four nominees for election as Class III directors are set forth below. Unless instructed otherwise, the proxy holders will vote all proxies received by them for the nominees listed below or, if any such nominee is unwilling or unable to serve, for any other nominee designated by the Company’s Board of Directors. As of the date of this Proxy Statement, the Company’s Board of Directors is not aware of any other individual who may properly be nominated for election as a Class III director at the Annual Meeting or of any nominee who is unable or unwilling to serve as director, if elected. The nominees listed below are currently each serving as a director of the Company and each has consented, if elected as a director, to serve until his or her term expires.

The Company’s Board of Directors currently consists of 11 directors, four of whom have terms expiring at the Annual Meeting and when their successors are duly elected and qualify.

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INFORMATION REGARDING DIRECTOR NOMINEES

The following information concerning the principal occupation, other affiliations and business experience of each of the four Class III Director nominees during the last five years has been furnished to the Company by such nominee:

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Catherine B. Elflein	54	Independent Director. Certified Public Accountant. Senior Director – Risk Management (2006 to present) at Celgene Corporation, a biopharmaceutical company. Controller of Captive Insurance Companies (2004 to 2006) and Director – Treasury Operations (1998 to 2004) at Celanese Corporation. Ms. Elflein’s extensive experience in accounting, finance and risk management is the primary reason, amongst many, why Ms. Elflein serves on our Board.	2007
Eugene W. Landy	81	Founder, Chairman of the Board and Director (1968 to present), President and Chief Executive Officer (1968 to April 2013) and Director. Attorney at Law. Partner of the Law Firm of Landy & Landy. Chairman of the Board (1995 to present), Director (1969 to present) and President (1969 to 1995) of UMH Properties, Inc., an affiliated company. As our Founder and Chairman, Mr. Landy’s unparalleled experience in real estate investing is the primary reason, amongst many, why Mr. Landy serves on our Board.	1968
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Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Michael P. Landy	53

President and Chief Executive Officer (April 2013 to present), and Director. Chief Operating Officer (2011 to April 2013), Executive Vice President (2009 to 2010), Executive Vice President-Investments (2006 to 2009), and Vice President-Investments (2001 to 2006). Director (2011 to present), Executive Vice President (2010 to 2012) and Vice President-Investments (2001 to 2010) of UMH Properties, Inc., an affiliated company. Member of New York University’s REIT Center Board of Advisors (2013 to present). Mr. Landy’s role as our President and Chief Executive Officer and his extensive experience in real estate finance, investment, capital markets and operations management is the primary reason, amongst many, why Mr. Landy serves on our Board.

			2007
Samuel A. Landy	54	Director. Attorney at Law (1985 to present), Partner of the Law firm of Landy & Landy. President and Chief Executive Officer (1995 to present), Vice President (1991 to 1995) and Director (1992 to present) of UMH Properties, Inc., an affiliated company. Mr. Landy’s extensive experience in real estate investment and REIT leadership is the primary reason, amongst many, why Mr. Landy serves on our Board.	1989

At the Annual Meeting, the shareholders of the Company will be requested to elect four Class III Directors. A plurality of the votes cast, in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to elect a nominee.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE ELECTION OF THE FOUR NOMINEES NAMED ABOVE

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INFORMATION CONCERNING CONTINUING DIRECTORS

AND EXECUTIVE OFFICERS

Class I Directors with Terms Expiring in 2016

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Anna T. Chew	56	Director. Interim Chief Financial Officer (March 30, 2012 to July 2, 2012) and Chief Financial Officer (1991 to 2010). Vice President and Chief Financial Officer (1995 to present) and Director (1995 to present) of UMH Properties, Inc., an affiliated company. Ms. Chew is a Certified Public Accountant. Ms. Chew’s extensive public accounting, finance and real estate industry experience is the primary reason, amongst many, why Ms. Chew serves on our Board.	2007
Daniel D. Cronheim	60

Director. Attorney at Law (1979 to present). Certified Property Manager (2010 to present), and President (2000 to present) of David Cronheim Mortgage Company, a privately-owned real estate investment banker. Executive Vice President (1997 to present) of Cronheim Management Services, Inc., a real estate management firm. Executive Vice President (1989 to present) and General Counsel (1983 to present) of David Cronheim Company, a real estate brokerage firm. Director, Chairman of Compensation Committee and Audit Committee (2000 to November 2013) of Hilltop Community Bank. Mr. Cronheim’s extensive experience in real estate management and the mortgage industry is the primary reason, amongst many, why Mr. Cronheim serves on our Board.

			1989
Scott L. Robinson	44	Lead Independent Director. Managing Director, Oberon Securities (2014 to present), a New York-based boutique investment bank. Director, The REIT Center at New York University (2008 to present); Member of New York University’s REIT Center Board of Advisors (2013 to present). Managing Partner, Cadence Capital Group (2009 to 2013), a New York-based real estate investment and advisory firm; Vice President, Citi Markets and Banking (2006 to 2008) at Citigroup; Senior REIT and CMBS analyst at Standard & Poor’s, (1998 to 2006). Mr. Robinson’s extensive experience in real estate finance and investment is the primary reason, amongst many, why Mr. Robinson serves on our Board.	2005

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Class II Directors with Terms Expiring in 2017

Nominee	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Brian H. Haimm	45	Independent Director. Chief Financial Officer and Chief Operating Officer (2006 to present) of Ascend Capital, a private equity firm. Mr. Haimm’s extensive experience in accounting, finance and the real estate industry is the primary reason, amongst many, why Mr. Haimm serves on our Board.	2013
Neal Herstik	56	Independent Director. Attorney at Law, Gross, Truss & Herstik, PC (1997 to present). Mr. Herstik’s extensive legal experience and experience in the real estate industry is the primary reason, amongst many, why Mr. Herstik serves on our Board.	2004
Matthew I. Hirsch	55	Independent Director. Attorney at Law (1985 to present) Law Office of Matthew I. Hirsch. Adjunct Professor of Law, Widener University School of Law (1993 to present). Director (2013 to present) of UMH Properties, Inc., an affiliated company. Mr. Hirsch’s experience with real estate transactions, legal issues relating to real estate and the real estate industry is the primary reason, amongst many, why Mr. Hirsch serves on our Board.	2000
Stephen B. Wolgin	60	Independent Director. Managing Director of U.S. Real Estate Advisors, Inc. (2000 to present), a real estate advisory services group based in New Jersey. Partner with the Logan Equity Distressed Fund (2007 to present). Director (2007 to present) of UMH Properties, Inc., an affiliated company. Prior affiliations with J.P. Morgan, Odyssey Associates, The Prudential Realty Group, Standard & Poor’s Corporation, and Grubb and Ellis. Mr. Wolgin’s extensive experience as a real estate and finance consultant and experience in the real estate industry is the primary reason, amongst many, why Mr. Wolgin serves on our Board.	2003

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Six of the Company’s directors are also directors of UMH Properties, Inc. (UMH), a publicly-owned affiliate of the Company, which primarily engages in manufactured housing related real estate transactions.

Officer	Age	Present Position with the Company; Business Experience During Past Five Years; Other Directorships	Director Since

Kevin S. Miller	45

Chief Financial Officer (July 2012 to present) and Chief Accounting Officer (May 2012 to present). Certified Public Accountant. Assistant Controller and Assistant Vice-President (2005 to May 2012) of Forest City Ratner Companies, a real estate developer, owner and operator and a wholly-owned subsidiary of a publicly-held company, Forest City Enterprises, Inc.

			N/A
Allison Nagelberg	50	General Counsel (2000 to present). Attorney at Law (1989 to present). General Counsel (2000 to 2013) of UMH Properties, Inc., an affiliated company.	N/A

CORPORATE GOVERNANCE AND BOARD MATTERS

We are committed to maintaining sound corporate governance principles. The Board of Directors has periodically updated and approved formal Corporate Governance Guidelines that address the qualifications and responsibilities of Directors, Director independence, committee structure and responsibilities, and interactions with management, among other matters. The Corporate Governance Guidelines are available on the Company’s website at www.mreic.com. Together with the charter and bylaws of the Company and the charters of the Board’s committees, the Corporate Governance Guidelines provide the framework for the governance of the Company.

Board Leadership Structure and Role in Risk Oversight

Since the Company’s inception in 1968, the positions of Chief Executive Officer and Chairman of the Board of Directors were combined. For more than forty years, both positions were held by Eugene W. Landy. Effective April 9, 2013, as part of the Board’s succession planning strategy, Michael P. Landy was elected as the Company’s President and Chief Executive Officer. Mr. Michael P. Landy, who served as the Company’s Chief Operating Officer since 2011, continues to serve as a member of the Company’s Board of Directors. Mr. Eugene W. Landy continues to serve as Chairman of the Board of Directors. The Board of Directors has selected a Lead Independent Director, Scott Robinson, to preside at executive sessions of the non-management directors. The Board reviews the structure of the Board and Company leadership as part of the succession planning process. At present, our Board believes that this structure is appropriate and that it facilitates independent oversight of management.

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The Board of Directors oversees the Company’s enterprise-wide approach to the major risks facing the Company and oversees the Company’s policies for assessing and managing its exposure to risk. The Board periodically reviews these risks and the Company’s risk management processes. The Board also considers risk in evaluating the Company’s strategy. The Board’s responsibilities include reviewing the Company’s practices with respect to risk assessment and risk management, and reviewing contingent liabilities and risks that may be material to the Company. The Audit Committee reviews the Company’s financial and compliance risks and major legislative and regulatory developments which could materially impact the Company. The Compensation Committee oversees management’s assessment of whether the Company’s compensation structure, policies and programs create risks that are reasonably likely to have a material adverse effect on the Company.

Board Independence

The Company’s Corporate Governance Guidelines include specific Director Independence Standards that comply with applicable rules of the SEC and the listing standards of the NYSE. The Board requires that at least a majority of its Directors satisfy this definition of independence. The Board of Directors has considered business and other relationships between the Company and each of its Directors, including information provided to the Company by the Directors. Based upon its review, the Board of Directors has determined that all of its Directors, other than Ms. Anna T. Chew and Messrs. Daniel D. Cronheim, Eugene W. Landy, Michael P. Landy, and Samuel A. Landy, are independent, consistent with the Corporate Governance Guidelines. The Corporate Governance Guidelines, which incorporate the NYSE Director Independence Standards, are available at the Company’s website located at www.mreic.com and are available in print upon request.

Committees of the Board of Directors and Meeting Attendance

The Board of Directors had four meetings during the last fiscal year. No Director attended fewer than 75% of the meetings of the Board of Directors and of meetings of the Committees on which he or she served. The Company does not have a policy concerning Directors’ attendance at the Annual Meeting of Shareholders. Four Directors attended the Company’s 2014 Annual Meeting of Shareholders.

The Company has a standing Audit Committee, Compensation Committee and Nominating Committee of the Board of Directors. Each of these committees is composed exclusively of independent directors.

Audit Committee

The Audit Committee’s responsibilities include reviewing and overseeing financial reporting, policies and procedures and internal controls, retaining the independent registered public accounting firm, approving the audit fees, and monitoring the qualifications, independence and performance of the Company’s independent registered public accounting firm. It also oversees the internal audit function, legal and regulatory compliance, establishing procedures for complaints

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received regarding the Company’s accounting, internal accounting controls and auditing matters. In addition, the Audit Committee prepares the Audit Committee Report which is included in the Company’s annual proxy statements. The Audit Committee had four meetings during the fiscal year ended September 30, 2014, including an executive session with the independent auditors, in which management did not attend. The Audit Committee operates under the Audit Committee Charter which is available on the Company’s website at www.mreic.com.

The current members of the Company’s Audit Committee are Catherine B. Elflein, Brian H. Haimm (who serves as Chairman of the Audit Committee), Matthew I. Hirsch, Scott L. Robinson, and Stephen B. Wolgin. The Board has determined that the members of the Audit Committee are “independent” as defined by the rules of the SEC and the listing standards of the NYSE, and that each of them is able to read and understand fundamental financial statements, and is “financially literate” within the meaning of the rules of the NYSE. The Board has also determined that Catherine B. Elflein, Brian H. Haimm, Scott L. Robinson and Stephen B. Wolgin are “audit committee financial experts” within the meaning of the rules of the SEC.

Compensation Committee

The Compensation Committee’s responsibilities include (1) evaluating the Chief Executive Officer’s and other executive officers’ performance in light of the Company’s goals and objectives and determining the Chief Executive Officer’s and other executive officers’ compensation, which includes base salary and bonus; and (2) administering the Company’s 2007 Stock Option and Stock Award Plan, as Amended and Restated (2007 Plan). The Compensation Committee had at least one meeting during the fiscal year ended September 30, 2014. The current members of the Compensation Committee are Matthew I. Hirsch and Stephen B. Wolgin (who serves as the Chairman of the Compensation Committee). The Board has determined that the members of the Compensation Committee are independent as defined by the rules of the SEC and the listing standards of the NYSE. The Compensation Committee operates under the Compensation Committee Charter which can be found at the Company’s website at www.mreic.com.

Nominating Committee

The Nominating Committee identifies, considers and recommends candidates to serve as members of the Board and makes recommendations regarding the structure and composition of the Board of Directors and Committees. The Nominating Committee had at least one meeting during the fiscal year ended September 30, 2014. The current members of the Nominating Committee are Neal Herstik, Matthew I. Hirsch (who serves as the Chairman of the Nominating Committee), and Stephen B. Wolgin. The Board of Directors has determined that each member of the Nominating Committee is “independent” as defined by the rules of the SEC and the listing standards of the NYSE. The Nominating Committee operates under the Nominating Committee Charter which can be found at the Company’s website at www.mreic.com.

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The principal function of the Nominating Committee is to review and select candidates for nomination to the Board of Directors. The Nominating Committee will consider appropriate nominees for election as directors whose names are submitted in writing by a shareholder and evaluates them using the same criteria as for other candidates. See “Shareholder Communications” on page 15 for more information.

The Nominating Committee has established a process for identifying and evaluating nominees for director. The Nominating Committee will annually assess the qualifications, expertise, performance and willingness to serve of existing directors. If at this time or at any other time during the year the Board of Directors determines a need to add a new director with specific qualifications or to fill a vacancy on the Board, the Chair of the Nominating Committee will then initiate the search, seeking input from other directors and senior management, considering nominees previously submitted by shareholders, and, if the Nominating Committee deems necessary or appropriate, hiring a search firm. The Nominating Committee considers diversity of background and personal experience in identifying director candidates. An initial slate of candidates satisfying the specific qualifications, if any, and otherwise qualifying for membership on the Board, will then be identified and presented to the Nominating Committee by the Committee Chairman. The Nominating Committee will then prioritize the candidates and determine if the Nominating Committee members, other directors or senior management have relationships with the preferred candidates and can initiate contact with the candidate. To the extent feasible, all of the members of the Nominating Committee and the President will interview the prospective candidate(s). Evaluations and recommendations of the interviewers are submitted to the Nominating Committee for final evaluation. The Nominating Committee will then meet to consider such recommendations and to select the final candidate(s). The Nominating Committee will evaluate all nominees for director, including nominees recommended by a shareholder, on the same basis.

To date, there are no third parties being compensated for identifying and evaluating candidates.

Independent Director Meetings

The Company’s independent directors, as defined under the listing standards of the NYSE, have established a policy to meet separately from the other directors in a regularly scheduled executive session at least annually, and at such additional times as may be deemed appropriate by the Company’s independent directors. Any independent director may call an executive session of independent directors at any time. The independent directors had at least one meeting during the fiscal year ended September 30, 2014. The Board of Directors has selected a Lead Independent Director, Scott L. Robinson, to preside at executive sessions of the independent directors.

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Shareholder Communications

Shareholders and other interested parties who desire to contact the Company’s Board of Directors may do so by writing to: Board of Directors, c/o Secretary, Monmouth Real Estate Investment Corporation, 3499 Rt. 9 N, Suite 3-C, Freehold, NJ 07728. Communications received will be distributed to the Chairperson of the appropriate committee of the Board depending on the facts and circumstances outlined in the communication. Shareholders and other interested parties also may direct communications solely to the Independent Directors of the Company by addressing such communications to the Independent Directors, c/o Secretary, at the address set forth above. In addition, the Board of Directors maintains special procedures for the receipt, retention and treatment of complaints that may be received by the Company regarding accounting, internal accounting controls or auditing matters and for the submission by employees of the Company, on a confidential and anonymous basis, of concerns regarding questionable accounting or auditing matters. Such communications may be made by writing to the Audit Committee of the Board of Directors, c/o Secretary, at the address set forth above. Any such communication marked “Confidential” will be forwarded by the Secretary, unopened, to the Chairman of the Audit Committee.

Code of Conduct

The Company has adopted a Code of Business Conduct and Ethics, which applies to all Directors, officers, and employees of the Company, including its principal executive officer and principal financial officer. This code is posted on our website at www.mreic.com. During 2014 and through the date of this proxy, no violations of the Code of Business Conduct and Ethics were reported nor were any waivers granted.

PROPOSAL 2

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting the Company’s common shareholders will be asked to consider and vote on a proposal to ratify the appointment of PKF O’Connor Davies (PKF) as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015. The Company’s charter and bylaws do not require that its shareholders ratify the appointment of PKF as the Company’s independent registered public accounting firm. The Company is asking its common shareholders to ratify this appointment as a matter of good corporate practice. If the Company’s common shareholders do not ratify the appointment of PKF, the Company’s Audit Committee will reconsider whether to retain PKF as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of PKF is ratified by the Company’s common shareholders, the Audit Committee may change the appointment at any time during the year if it determines that a change would be in the best interests of the Company. The Company expects a representative of PKF to be present at the Annual Meeting, to make a statement if he or she desires to do so and to respond to appropriate questions.

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A majority of the votes cast in person or by proxy at the Annual Meeting, assuming a quorum is present, is required to ratify the selection of PKF O’Connor Davies as our independent registered public accounting firm for the fiscal year ending September 30, 2015.

THE COMPANY’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF PKF O’CONNOR DAVIES AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2015

PROPOSAL 3

SHAREHOLDER PROPOSAL REGARDING MAJORITY VOTING IN UNCONTESTED DIRECTOR ELECTIONS

The California State Teachers’ Retirement System (CalSTRS) has represented that it is the beneficial owner of more than $2,000 in market value of the Company’s stock and has indicated that it intends to present the proposal set forth in quotes below (the “Majority Vote Proposal”) at the Annual Meeting.

THE BOARD OF DIRECTORS OPPOSES THE MAJORITY VOTE PROPOSAL FOR THE REASONS STATED AFTER THE PROPOSAL.

Proposal Regarding Majority Voting in Uncontested Director Elections

“BE IT RESOLVED: that the shareholders of Monmouth Real Estate Investment Corporation hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.”

SUPPORTING STATEMENT

“In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

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In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 85% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and make the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.”

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION TO THE SHAREHOLDER PROPOSAL

This is the same proposal submitted by the same shareholder and rejected by the Company’s shareholders at the May 2, 2013 annual meeting of shareholders. The Board of Directors, in light of the shareholders’ recent rejection of an identical proposal, and for the reasons set forth below, believes it inappropriate to adopt the proposed change.

The Company’s Board of Directors is committed to sound corporate governance policies and practices. The Board of Directors, on the advice and recommendation of the Nominating Committee, has given extensive consideration to the above described proposal to change the voting standard for the Company’s directors, and believes that it is not in the best interest of Monmouth Real Estate Investment Corporation and its shareholders.

ACCORDINGLY THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL FOR THE FOLLOWING REASONS:

Monmouth Real Estate Investment Corporation, as a small-cap company, spends considerable time and effort on corporate governance and has recruited qualified directors to serve on its board. Monmouth’s Nominating Committee, composed exclusively of independent directors, considers carefully the performance of each director nominated for election or re-election.

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Over the last decade, the Company has delivered a ten year total return of over 170%. Over the last 1, 3 and 5-year periods, the Company has delivered superior results as compared to our industry peers, as well. The Company’s one year total return performance through February 26th, which includes cash distributions and share price appreciation, was 24.4%. The 5-year total return was 111.04%. The ten-year total return was 171.82%. The 20-year total return was 952.43%.

Because the “withhold” vote is a well-established means of registering stockholder dissatisfaction with director nominees, majority voting has no impact on the right or ability of shareholders to express disapproval of board actions. Further, the Company’s Board of Directors is aware of no reliable empirical data that establishes a causal connection between majority voting and economic performance. However, based on the Company’s consistent performance, we see no reason why shareholders should change their vote from the plurality voting standard which they upheld two years ago. The Company’s Board of Directors submits that the Company’s performance and profitability supports its current corporate governance model and believes that the Company’s plurality voting methodology should not be modified.

Many institutional shareholders cast votes based on recommendations from third party proxy advisers. These recommendations have become so influential in recent years that the recommendations are often outcome-determinative. Further, proxy advisers’ recommendations are often applied across industries, without regard to the size or business model of a company, the composition of its shareholder base, or, in many cases, its performance. The advisers’ recommendations often stem from pronouncements on corporate governance practices that they believe to be in shareholders’ best interests regardless of the specific circumstances of the company, and which may lack empirical support. We also believe that certain positions these advisers take may be based on mistaken assumptions or information about the Company.

Further, we are unaware of any circumstance in which Institutional Shareholder Services Inc., the industry-leading proxy advisory firm, has not recommended a vote against directors, committee members or the entire board if the board fails to act on even one shareholder proposal that received a majority of the votes cast in the previous year. An arbitrary promulgation by a third party proxy adviser, even one based on mistaken information about the Company, could result in a substantial number of shareholders withholding their vote in the election of directors. Under a majority voting regime, this could result in one or more director’s failure to be elected and may result in vacancies on the board, leaving the Company without the benefit of a full board.

In addition, the Board of Directors believes that majority voting may be abused by special-interest shareholders to advance a particular agenda. Empowering small factions of activist shareholders to influence the Company’s operations would be a disservice to the overwhelming number of our long-term shareholders.

Majority voting was considered but not required under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, as it is not necessarily an appropriate voting mechanism for all companies. Indeed, more than two-thirds of companies listed on the Russell 2000 – an index of small to mid-sized companies – maintain a plurality voting standard. In light of the increasing

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popularity of social, environmental and political proposals that encroach on the duties of the Company’s directors to manage the Company in the long-term best interest of the Company and its shareholders, we believe that a majority vote requirement can result in the recommendation of a third party advisory service having an effect that is undeserved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS SHAREHOLDER PROPOSAL.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists information with respect to the beneficial ownership of the Company’s common stock (the Shares) as of March 12, 2015, by:

•	each person known by the Company to beneficially own more than five percent of the Company’s outstanding Common Shares;
•	the Company’s directors;
•	the Company’s executive officers; and
•	all of the Company’s executive officers and directors as a group.

Unless otherwise indicated, the person or persons named below have sole voting and investment power and that person’s address is c/o Monmouth Real Estate Investment Corporation, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey 07728. In determining the number and percentage of Common Shares beneficially owned by each person, Common Shares that may be acquired by that person under options exercisable within sixty (60) days of March 12, 2015, are deemed beneficially owned by that person and are deemed outstanding for purposes of determining the total number of outstanding Common Shares for that person, but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

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Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percentage of Shares Outstanding(2)
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	5,746,194(3)	9.83%
BlackRock Inc. 40 East 52nd Street New York, New York 10022	4,751,750(4)	8.13%
Oakland Financial Corporation 34200 Mound Road Sterling Heights, Michigan 48310	3,072,440(5)	5.26%
Anna T. Chew	357,964(6)	*
Daniel D. Cronheim	168,732(7)	*
Catherine B. Elflein	9,363(8)	*
Brian H. Haimm	7,000	*
Neal Herstik	10,658(9)	*
Matthew I. Hirsch	70,832	*
Eugene W. Landy	1,880,410(10)	3.19%
Michael P. Landy	507,797(11)	*
Samuel A. Landy	385,633(12)	*
Kevin S. Miller	23,126(13)	*
Allison Nagelberg	47,900(14)	*
Scott Robinson	5,533	*
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Katie Rytter	4,959(15)	*
Stephen B. Wolgin	53,782(16)	*
Directors and Officers as a group		5.99%

*Less than 1%.

(1)	Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the Company believes that the persons named in the table have sole voting and investment power with respect to all Shares listed.

(2)	Based on the number of Shares outstanding on March 12, 2015, which was 58,436,307.

(3)	Based on Schedule 13G/A filed with the SEC on February 10, 2015, The Vanguard Group, Inc. owns 5,746,194 Shares as of January 31, 2015. The Vanguard Group has sole dispositive power over 5,678,927 Shares and sole voting power over 74,767 Shares. The Vanguard Group, Inc. has shared dispositive power over 67,267 Shares.

(4)	Based on Schedule 13G/A filed with the SEC on January 23, 2015, BlackRock Inc. owns 4,751,750 Shares as of December 31, 2015. BlackRock Inc. has sole dispositive power over 4,751,750 Shares and sole voting power over 4,751,750 Shares.

(5)	Based on Schedule 13D filed with the SEC on October 29, 2014, as of October 27, 2014, Oakland Financial Corporation (“Oakland”) and its subsidiaries own 3,072,440 Shares. Oakland owns 8,459 Shares, Liberty Bell Agency, Inc. (Liberty) owns 634 Shares, Cherokee Insurance Company (Cherokee) owns 2,866,735 Shares, Erie Manufactured Home Properties, LLC (Erie) owns 99,809 Shares, Apache Ventures, LLC (Apache Ventures) owns 96,711 Shares, and Matthew T. Moroun owns 92 Shares. This filing with the SEC by Oakland indicates that Oakland shares voting and dispositive power with respect to those Shares owned by Liberty Bell, Cherokee, Erie and Apache Ventures, all of which are direct or indirect subsidiaries of Oakland. Matthew T. Moroun is the Chairman of the Board and sole shareholder of Oakland, Liberty Bell, Cherokee, Erie Manufactured Homes, and Apache Ventures.

(6)	Includes (a) 280,819 Shares owned jointly with Ms. Chew’s husband; (b) 50,000 Shares issuable upon exercise of stock options that are exercisable within 60 days of March 12, 2015; and (c) 27,145 Shares held in the UMH 401(k) Plan. Ms. Chew is a co-trustee of the UMH 401(k) Plan and has shared voting power, but no dispositive power, over the Shares held by the UMH 401(k) Plan. She, however, disclaims beneficial ownership of all of the Shares held by the UMH 401(k) Plan, except for the 27,145 Shares held by the UMH 401(k) Plan for her benefit.

(7)	Includes (a) 80,000 Shares held in a trust for Mr. Cronheim’s two minor family members, to which he disclaims any beneficial interest but he has sole dispositive and voting power and (b) 79,499 Shares pledged in a margin account.

(8)	Includes 3,500 Common Shares owned jointly with Ms. Elflein’s husband.

(9)	Includes 1,600 Common Shares owned by Mr. Herstik’s wife.

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(10)	Includes (a) 97,914 Shares owned by Mr. Eugene Landy’s wife; (b) 225,427 Shares held in the Landy & Landy Employees’ Profit Sharing Plan of which Mr. Landy is a trustee and has shared voting and dispositive power; (c) 192,294 Shares held in the Landy & Landy Employees’ Pension Plan over which Mr. Landy has shared voting and dispositive power; (d) 13,048 Shares held in Landy Investments Ltd., over which Mr. Landy has shared voting and dispositive power; (e) 131,200 Shares held in the Eugene W. and Gloria Landy Family Foundation, a charitable trust, over which Mr. Landy has shared voting and dispositive power; (f) 29,134 Shares in Juniper Plaza Associates, over which Mr. Landy has shared voting and dispositive power; (g) 22,471 Shares held in Windsor Industrial Park Associates, over which Mr. Landy has shared voting and dispositive power; (h) 362,576 Shares pledged in a margin account; and (i) 344,116 Shares pledged as security for loans. Includes 455,000 Shares issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2015. Excludes 65,000 Shares issuable upon the exercise of a stock option not exercisable within 60 days of March 12, 2015.

(11)	Includes (a) 23,228 Shares owned by Mr. Michael Landy’s wife; (b) 136,016 Shares held in custodial accounts for Mr. Landy’s children under the New Jersey Uniform Transfer to Minors Act in which he disclaims any beneficial interest but has power to vote, (c) Co-manager of 53,000 Shares held in EWL Grandchildren Fund, LLC, (d) 15,320 Shares held in the UMH 401(k) Plan; and (e) 107,150 Shares pledged in a margin account. Includes 50,000 Shares issuable upon the exercise of stock options that are exercisable within 60 days of March 12, 2015.

(12)	Includes (a) 21,296 Shares owned by Mr. Samuel Landy’s wife; (b) 22,379 Shares in the Samuel Landy Family Limited Partnership; (c) Co-manager of 53,000 Shares held in EWL Grandchildren Fund, LLC; (d) 40,332 Shares pledged in a margin account; (e) 182,086 Shares pledged as security for a loan and (f) 59,595 Shares held in the UMH 401(k) Plan. As a co-trustee of the UMH 401(k) Plan, Mr. Landy has shared voting power over the Shares held in the UMH 401(k) Plan. He, however, disclaims beneficial ownership of all of the Shares held by the UMH 401(k) Plan, except for the 59,595 Shares held by the UMH 401(k) Plan for his benefit.

(13)	Includes 320 Shares held in the UMH 401(k) Plan for Mr. Miller.

(14)	Includes (a) 1,000 Shares owned by Ms. Nagelberg’s husband; (b) 1,483 Shares held in custodial accounts for Ms. Nagelberg’s children under the New Jersey Uniform Transfers to Minors Act with respect to which she disclaims any beneficial interest but she has sole dispositive and voting power and (c) 5,553 Shares held in the UMH 401(k) Plan.

(15)	Includes 335 Shares held in the UMH 401(k) Plan for Ms. Rytter.

(16)	Includes 2,315 Shares owned by Mr. Wolgin’s wife and (b) 27,268 Shares that have been pledged in a margin account. Mr. Wolgin also owns 8,000 shares of the Company’s 7.625% Series A Cumulative Redeemable Preferred Stock (Series A Preferred Stock) which are pledged in a margin account and his wife holds 271 shares of Series A Preferred Stock.

 EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation Committee of the Board has been appointed to discharge the Board's responsibilities relating to the compensation of the Company's executive officers. The Compensation Committee has the overall responsibility for approving and evaluating the executive

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officer compensation plan, policies and programs of the Company. The Compensation Committee's primary objectives include serving as an independent and objective party to review such compensation plan, policies and programs. The Compensation Committee may delegate its responsibilities to a subcommittee of the Compensation Committee when appropriate, as permitted by applicable rules and regulations. The Compensation Committee has not retained or obtained the advice of a compensation committee consultant for determining or recommending the amount of executive or director compensation.

Throughout this Proxy Statement, the individuals who served as the Company’s Chairman of the Board and the President and Chief Executive Officer and named executive officers during fiscal 2014 included in the Summary Compensation Table presented below in this Proxy Statement, are sometimes referred to in this Proxy Statement as the named executive officers.

Compensation Philosophy and Objectives

The Compensation Committee believes that a well-designed compensation program should align the goals of the President and Chief Executive Officer with the goals of the shareholders, and that a significant part of the executives’ compensation, over the long term, should be dependent upon the value created for shareholders. In addition, all executives should be held accountable through their compensation for the performance of the Company, and compensation levels should also reflect the executives’ individual performance in an effort to encourage increased individual contributions to the Company's performance. The compensation philosophy, as reflected in the Company's employment agreements with its executives, is designed to motivate executives to focus on operating results and create long-term shareholder value by:

• establishing a plan that attracts, retains and motivates executives through compensation that is competitive with a peer group of other publicly-traded real estate investment trusts, or REITs;

• linking a portion of executives' compensation to the achievement of the Company's business plan by using measurements of the Company's operating results and shareholder return; and

• building a pay-for-performance system that encourages and rewards successful initiatives within a team environment.

The Compensation Committee believes that each of the above factors is important when determining compensation levels for named executive officers. The Compensation Committee reviews and approves the employment contracts for the Chairman of the Board and the President and Chief Executive Officer, and other named executive officers, including performance goals and objectives. The Compensation Committee annually evaluates performance of the executive officers in light of those goals and objectives. The Compensation Committee considers the Company's performance, relative shareholder return, the total compensation provided to comparable officers at similarly-situated companies, and compensation given to the named executive officers in prior years. The Company uses the Real Estate Compensation Survey (the Survey) produced under the guidance of the National Association of Real Estate Investment Trusts (NAREIT) as a guide to setting compensation levels. Participant company data is not presented in

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a manner that specifically identifies any named individual or company. This Survey details compensation by position type and company size with statistical salary and bonus information for each position. The Compensation Committee compares the Company’s salary and bonus amounts to the ranges presented for reasonableness. The Compensation Committee believes executive compensation packages provided by the Company to its executive officers should include both base salaries and annual bonus awards that reward corporate and individual performance, as well as give incentives to executives to meet or exceed established goals.

Role of Executive Officers in Compensation Decisions

The Compensation Committee makes all final compensation decisions for the Company's named executive officers. The Chairman of the Board and the President and Chief Executive Officer review the performance of the other named executive officers and then present their conclusions and recommendations to the Compensation Committee with respect to base salary adjustments and annual cash bonus and stock option awards. The Compensation Committee exercises its own discretion in modifying any recommended adjustments or awards, but does consider the recommendations from management who work closely with the other named executive officers.

Role of Grants of Stock Options and Restricted Stock in Compensation Analysis

The Compensation Committee views the grant of stock options and restricted stock awards as a form of long-term compensation. The Compensation Committee believes that such grants promote the Company's goal of retaining key employees, and align the key employees’ interests with those of the Company's shareholders from a long-term perspective. The number of options or shares of restricted stock granted to each employee is determined by consideration of various factors including but not limited to the employees’ contribution, title, responsibilities, and years of service.

Role of Employment Agreements in Determining Executive Compensation

Each of the Company's currently employed named executive officers is a party to an employment agreement. These agreements provide for base salaries, bonuses and customary fringe benefits. The key elements of the Company’s compensation program for the named executive officers are base salary, bonuses, stock options and perquisites and other benefits. Each of these is addressed separately below. In determining initial compensation, the Compensation Committee considers all elements of a named executive officer’s total compensation package in comparison to current market practices and other benefits.

Shareholder Advisory Vote

One way to determine if the Company’s compensation program reflects the interests of shareholders is through their non-binding vote. At the Annual Meeting of Shareholders held on May 13, 2014, the Company’s shareholders approved by their advisory vote the compensation of the named executive officers.

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Base Salaries

Base salaries are paid for ongoing performance throughout the year. In order to compete for and retain talented executives who are critical to the Company's long-term success, the Compensation Committee has determined that the base salaries of named executive officers should approximate those of executives of other equity REITs that compete with the Company for employees, investors and business, while also taking into account the named executive officers' performance and tenure, and the Company's performance relative to its peer companies within the REIT industry using the NAREIT Compensation Survey described above.

Bonuses

In addition to the provisions for base salaries under the terms of their employment agreements, the Chairman of the Board, and the President and Chief Executive Officer, are entitled to receive annual cash bonuses for each year during the terms of each respective agreement. These bonuses are based on the achievement of certain performance goals set by the Compensation Committee as described below.

For the Chairman of the Board:

	Threshold	Target	Outstanding
Growth in market cap	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in FFO/share	7.5%	12.5%	20%
Bonus	$20,000	$45,000	$90,000

Growth in dividend/share	5%	10%	15%
Bonus	$30,000	$60,000	$120,000

Total Bonus Potential	$70,000	$150,000	$300,000

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For the President and Chief Executive Officer:

	Threshold	Target	Outstanding
Growth in market cap	10%	15%	20%
Bonus	$20,000	$40,000	$60,000

Growth in AFFO/share	15%	20%	25%
Bonus (1)	$20,000	$45,000	$90,000

Growth in dividend/share	5%	10%	15%
Bonus	$30,000	$60,000	$120,000

Total Bonus Potential	$70,000	$145,000	$270,000

(1)	Provided that FFO is in excess of the dividend

In addition to its determination of the executives’ individual performance levels for 2014, the Compensation Committee also compared the executives’ total compensation for 2014 to that of similarly-situated personnel in the REIT industry using the NAREIT Compensation Survey described above.

Bonuses awarded to the other named executive officers are recommended by the Chairman of the Board and the President and Chief Executive Officer and are approved by the Compensation Committee. The Compensation Committee believes that short-term rewards in the form of cash bonuses to senior executives generally should reflect short-term results and should take into consideration both the profitability and performance of the Company and the performance of the individual, which may include comparing such individual’s performance to the preceding year, reviewing the breadth and nature of the senior executives’ responsibilities and valuing special contributions by each such individual. In evaluating the performance of the Company annually, the Compensation Committee considers a variety of factors, including, among others, Funds From Operations (FFO), Adjusted Funds From Operations (AFFO), net income, growth in asset size, amount of space under lease and total return to shareholders. The Company considers FFO to be an important measure of an equity REIT’s operating performance and has adopted the definition suggested by NAREIT, which defines FFO to mean net income computed in accordance with U.S. GAAP, excluding gains or losses from sales of property, plus real estate related depreciation and amortization. The Company defines AFFO as FFO plus acquisition costs less recurring capital expenditures and excluding the following: lease termination income, gains or losses on securities transactions, stock compensation expense, amortization of financing and leasing costs, and straight line rent adjustments. The Company considers FFO and AFFO to be meaningful additional measures of operating performance, primarily because they exclude the assumption that the value of its real estate assets diminishes predictably over time and because industry analysts have accepted these as performance measures.

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Other factors considered include the employee’s title and years of service. The employee’s title generally reflects the employee’s responsibilities and the employee’s years of service may be considered in determining the level of bonus in comparison to base salary. The Compensation Committee has declined to use specific performance formulas with respect to the other named executive officers, believing that with respect to Company performance, such formulas do not adequately account for many factors, including, among others, the relative performance of the Company compared to its competitors during variations in the economic cycle, and that with respect to individual performance, such formulas are not a substitute for the subjective evaluation by the Compensation Committee of a wide range of management and leadership skills of each of the senior executives.

Stock Options and Restricted Stock

The employment agreement for the Chairman of the Board states that he will receive stock options to purchase 65,000 shares annually. For the other senior executives, the Chairman of the Board and the President and Chief Executive Officer make a recommendation to the Compensation Committee of specific stock option or restricted stock grants. In making its decisions, the Compensation Committee does not use an established formula or focus on a specific performance target. The Compensation Committee recognizes that often outside forces beyond the control of management, such as economic conditions, changing leasing and real estate markets and other factors, may contribute to less favorable near term results even when sound strategic decisions have been made by the senior executives to position the Company for longer term profitability. Thus, the Compensation Committee also attempts to identify whether the senior executives are exercising the kind of judgment and making the types of decisions that will lead to future growth and enhanced asset value, even if the same are difficult to measure on a current basis. For example, in determining appropriate stock option and restricted stock awards, the Compensation Committee considers, among other matters, whether the senior executives have executed strategies that will provide adequate funding or appropriate borrowing capacity for future growth, whether acquisition and leasing strategies have been developed to ensure a future stream of reliable and increasing revenues for the Company, whether the selection of properties, tenants and tenant mix evidence appropriate risk management, including risks associated with real estate markets and tenant credit, and whether the administration of staff size and compensation appropriately balances the current and projected operating requirements of the Company with the need to effectively control overhead costs.

In fiscal 2014, the Compensation Committee received the recommendations from the Chairman of the Board and the President and Chief Executive Officer for the amount of restricted stock and cash bonuses to be awarded. The factors that were considered in awarding the restricted stock and cash bonuses included the following progress that was made by the Company due to the efforts of management:

•	Achieved over $1 billion in total market capitalization resulting in year over year growth of 27% in fiscal 2014;

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•	Achieved over 11 million total rentable square feet resulting in year over year growth of 17% in fiscal 2014;

•	Generated 13% year over year AFFO per share growth in fiscal 2014;

•	Raised approximately $65.1 million (net of underwriting discounts and all other transaction costs) through a public offering of 8,050,000 shares of the Company’s Common Stock;

•	Located and acquired six industrial properties as per its investment strategy without placing undue burden on liquidity;

•	Entered into commitments to acquire thirteen industrial properties in fiscal 2015 and fiscal 2016 of which five were acquired during the first quarter of fiscal 2015;

•	Completed seven property expansions totaling $31.2 million during the fiscal years ended September 30, 2013 and 2014 and are in the process of completing four additional property expansions totaling $14.4 million which are expected to be completed during the remainder of fiscal 2015;

•	Raised approximately $38.1 million through the DRIP during fiscal 2014;

•	Renewed four out of six leases that expired in fiscal 2014 on favorable terms and re-leased one of the remaining two leases that expired in fiscal 2014 to a new tenant on favorable terms;

•	Continued its conservative approach to management of the properties and maintained its cash distributions to shareholders; and

•	Managed general and administrative costs to an appropriate level.

The individual awards were allocated based on the named executive officers’ individual contributions to these accomplishments. Other factors included the named executive officers’ responsibilities and years of service.

In addition, the awards were compared to each named executive officers’ total compensation and compared with comparable Real Estate Investment Trusts (REITS) using the annual Compensation Survey published by NAREIT as a guide for setting total compensation.

Perquisites and Other Personal Benefits

The Company's employment agreements provide the named executive officers with perquisites and other personal benefits that the Company and the Compensation Committee believe are reasonable and consistent with its overall compensation program to better enable the Company to attract and retain superior employees for key positions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named

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executive officers.

The named executive officers are provided the following benefits under the terms of their employment agreements: an allotted number of paid vacation weeks; eligibility for the executive, spouse and dependents in all Company sponsored employee benefits plans, including 401(k) plan, group health, accident, and life insurance, on terms no less favorable than applicable to any other executive; and supplemental disability insurance, at the Company's cost, as agreed to by the Company and the named executive officer. Attributed costs of the personal benefits described above for the named executive officers for the fiscal year ended September 30, 2014, are included in “All Other Compensation” of the Summary Compensation Table provided below in this Proxy Statement.

Payments upon Termination or Change in Control

In addition, the named executive officers’ employment agreements each contain provisions relating to change in control events and severance upon termination for events other than for cause or good reason (as defined under the terms of the employment agreements). These change in control and severance terms are designed to promote stability and continuity of senior management. Information regarding these provisions is included in “Employment Agreements” provided below in this Proxy Statement. There are no other agreements or arrangements governing change in control payments.

Evaluation

Mr. Eugene Landy is employed under an Amended Employment Agreement with the Company. In January 2015, based on the Compensation Committee’s evaluation of his performance, his base compensation under his amended contract was increased from $385,000 to $410,000 per year.

In evaluating Mr. Eugene Landy’s eligibility for an annual bonus, the Compensation Committee used the bonus schedule included in Mr. Eugene Landy’s Amended Employment Agreement as a guide.

The Compensation Committee also reviewed the progress made by Mr. Michael Landy, President and Chief Executive Officer. Mr. Michael Landy is under an employment agreement with the Company. His base compensation under this contract is $525,000 for fiscal 2015.

In evaluating Mr. Michael Landy’s eligibility for an annual bonus, the Compensation Committee used the bonus schedule included in Mr. Michael Landy’s employment agreement as a guide.

The Compensation Committee has also approved the recommendations of the Chairman of the Board and the President and Chief Executive Officer concerning the other named executive officers’ annual salaries, bonuses, restricted stock grants and fringe benefits.

In addition to its determination of the executive’s individual performance levels for 2014,

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the Compensation Committee also compared the executive’s total compensation for 2014 to that of similarly-situated personnel in the REIT industry using the NAREIT Compensation Survey described above. The Company’s salary and bonus amounts were compared to the ranges presented for reasonableness. The Company’s total compensation fell in the lowest range (25th percentile) of this Survey.

Risk Management

The Board of Directors does not believe that the Executive Compensation Program raises any risks that are reasonably likely to have a material adverse effect on the Company. Executive Officers are compensated on a fixed salary basis and have not been awarded any bonuses or other compensation that might encourage the taking of unnecessary or excessive risks that threaten long-term value of the Company. The Board has attempted to align the interests of the Board of Directors and the Executive Officers with the long-term interests of the company and the shareholders through grants of stock options and restricted stock awards, thereby giving the Board and Executive Officers additional incentives to protect the long-term value of the Company.

Compensation Committee Report

The Compensation Committee (Compensation Committee) of the Board of Directors (Board) of Monmouth Real Estate Investment Corporation has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee:

Stephen B. Wolgin

Matthew I. Hirsch

Summary Compensation Table

The following Summary Compensation Table shows compensation paid or accrued by the Company for services rendered during 2014, 2013, and 2012 to the named executive officers. There were no other executive officers whose aggregate compensation allocated to the Company for fiscal 2014 exceeded $100,000.

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Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Restricted Stock Awards (4)	Option Awards ($) (5)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eugene W. Landy	2014	$357,500	$117,500 (8)	$-0-	$34,549	$30,625 (1)	$42,000 (2)	$582,174
Chairman of the Board	2013	275,000	-0-	-0-	39,991	59,838 (1)	36,750 (2)	411,579
	2012	275,000	390,000	210,510	31,850	59,109 (1)	27,250 (2)	993,719

Michael P. Landy	2014	$500,000	$142,500 (8)	$-0-	$-0-	$-0-	$55,200 (3)	$697,700
President and Chief Executive	2013	326,813	67,500	-0-	-0-	-0-	48,350 (3)	442,663
Officer	2012	307,527	266,449	126,560	-0-	-0-	39,066 (3)	739,602

Kevin S. Miller (6)	2014	$228,250	$67,500	$101,900	$-0-	$-0-	$9,460	$407,110
Chief Financial and	2013	215,000	67,500	98,700	-0-	-0-	1,260	382,460
Accounting Officer	2012	76,923	-0-	-0-	-0-	-0-	-0-	$76,923

Allison Nagelberg (7)	2014	$252,656	$52,500	$-0-	$-0-	$-0-	$7,140	$312,296
General Counsel	2013	181,563	50,000	-0-	-0-	-0-	-0-	231,563
	2012	116,016	35,000	87,400	-0-	-0-	-0-	238,416

Notes:

(1)	Accrual for pension and other benefits of $30,625, $59,838 and $59,109 for fiscal 2014, 2013 and 2012, respectively, in accordance with Mr. Landy’s employment agreement.
(2)	Represents Director’s fees of $42,000, $36,750 and $27,250 for fiscal 2014, 2013 and 2012, respectively, paid to Mr. Landy.
(3)	Represents Director’s fees of $42,000, $36,750 and $27,250 in fiscal 2014, 2013 and 2012, respectively, and fringe benefits and discretionary contributions by the Company to the Company’s 401(k) Plan allocated to an account of the named executive officer and reimbursement of a disability policy.
(4)	The values were established based on the number of shares granted as follows, for fiscal 2014, 7/5/14 - $10.19, for fiscal 2013, 7/5/13 - $9.87 and for fiscal 2012, 9/14/12 - $11.56 and 9/6/12 - $11.50.
(5)	The fair value of the stock option grant was based on the Black-Scholes valuation model. See Note 10 to the Consolidated Financial Statements for assumptions used in the model. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.
(6)	Kevin S. Miller’s employment with the company commenced in May 2012.
(7)	Allison Nagelberg, the Company’s General Counsel, was an employee of UMH through December 31, 2013. During the 1st quarter of fiscal 2014 and during fiscal years 2013 and 2012, approximately 70%, 70% and 50%, respectively, of her salary compensation cost was allocated to and reimbursed by the Company for her services, pursuant to a cost sharing arrangement between the Company and UMH. Effective January 1, 2014, Ms. Nagelberg became an employee of MREIC and her salary is no longer allocated between UMH and the Company.
(8)	Includes a $90,000 bonus for Mr. Eugene W. Landy and a $60,000 bonus for Mr. Michael P. Landy that was accrued as of September 30, 2014 and paid in October 2014, for exceeding the achievement goal specified in their respective employment agreements for the increase in the Company’s growth in equity market capitalization of over 20%.
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Stock Compensation Plan

On July 26, 2007, the 2007 Stock Option and Stock Award Plan (the 2007 Plan) was approved by the shareholders authorizing the grant to officers, directors and key employees, of options to purchase up to 1,500,000 shares of common stock. On May 6, 2010, the shareholders approved an amendment and restatement of the 2007 Plan. The amendment and restatement made two significant changes: (1) the inclusion of directors as participants in the 2007 Plan, and (2) the ability to grant restricted stock to Directors, officers and key employees. The amendment and restatement also made other conforming, technical and other minor changes. The amendment also makes certain modifications and clarifications, including concerning administration and compliance with applicable tax rules, such as Section 162(m) of the Internal Revenue Code.

Grants of Plan-Based Awards

Options to purchase 65,000 shares were granted in 2014 and options to purchase 164,170 shares were exercised during fiscal 2014. During fiscal 2014, 10,000 shares of restricted common stock were granted at a grant date fair value of $10.19 per share. As of September 30, 2014, the number of shares remaining for future grant of stock options or restricted stock under the 2007 Plan is 669,646.

Options may be granted under the 2007 Plan any time up through March 26, 2017. No option granted under the 2007 Plan shall be available for exercise beyond ten years. Generally, options are exercisable after one year from the date of grant. The option price under the 2007 Plan may not be below the fair market value at date of grant. Canceled or expired options are added back to the “pool” of shares available under the 2007 Plan.

Under the 2007 Plan, the Compensation Committee determines the recipients of restricted stock awards; the number of restricted shares to be awarded; the length of the restricted period of the award; the restrictions applicable to the award including, without limitation, the employment or retirement status of the participant; rules governing forfeiture and restrictions applicable to any sale, assignment, transfer, pledge or other encumbrance of the restricted stock during the restricted period; and the eligibility to share in dividends and other distributions paid to the Company’s shareholders during the restricted period. The maximum number of shares underlying restricted stock awards that may be granted in any one fiscal year to a participant is 100,000.

All restricted stock awards granted during fiscal year 2014 vest over five years. The following table sets forth, for the executive officers named in the Summary Compensation Table, information regarding individual grants of restricted stock and individual grants of stock options made under the 2007 Plan during the fiscal year ended September 30, 2014:

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Name	Grant Date	Number of Shares of Restricted Stock	Number of Shares Underlying Options	Exercise Price of Option Award or Fair Value Per Share at Grant Date of Restricted Stock Award	Grant Date Fair Value
Eugene W. Landy	01/03/14	-0-	65,000 (1)	$8.94	$34,549 (2)
Kevin S. Miller	07/05/14	10,000	-0-	10.19	101,900
Michael P. Landy	-	-0-	-0-	-0-	-0-
Allison Nagelberg	-	-0-	-0-	-0-	-0-

(1)	These options are exercisable 1 year from grant date and expire 8 years from grant date.
(2)	This value was established using the Black-Scholes stock option valuation model. The following weighted-average assumptions were used in the model: expected volatility of 19.07%; risk-free interest rate of 2.45%; dividend yield of 6.71%; expected life of options of 8 years; and -0- estimated forfeitures. The fair value per share granted was $0.53. The actual value of the options will depend upon the performance of the Company during the period of time the options are outstanding and the price of the Company’s common stock on the date of exercise.

Option Exercises and Stock Vested

The following table sets forth summary information concerning option exercises and vesting of restricted stock awards for each of the named executive officers during the fiscal year ended September 30, 2014:

Fiscal Year Ended September 30, 2014
	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value realized on Vesting ($)
Eugene W. Landy	65,000	$122,850	12,554	$131,715(2)
Michael P. Landy	25,000	61,750	6,900	72,369(3)
Allison Nagelberg	-0-	-0-	4,824	50,714(4)
Kevin S. Miller	-0-	-0-	2,141	21,817(5)

(1)	Value realized based on the difference between the closing price of the shares on the NYSE as of the date of exercise less the exercise price of the stock option.
(2)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 4,439 shares vested on 7/5/14 at $10.19 per share, 3,997 shares vested on 8/2/14 at $10.42 per share, 3,894 shares vested on 9/6/14 at $10.93 per share and 224 shares vested on 9/14/14 at $10.14 per share.
(3)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 2,669 shares vested on 7/5/14 at $10.19 per share, 1,756 shares vested on 8/2/14 at $10.42 per share, 2,251 shares vested on 9/6/14 at $10.93 per share and 224 shares vested on 9/14/14 at $10.14 per share.
(4)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 1,844 shares vested on 7/5/14 at $10.19 per share, 1,270 shares vested on 8/2/14 at $10.42 per share and 1,710 shares vested on 9/6/14 at $10.93 per share.
(5)	Value realized based on the closing price of the shares on the NYSE as of the date of vesting made up of 2,141 shares vested on 7/5/14 at $10.19 per share.

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Outstanding Equity Awards at Fiscal Year End

The following table sets forth for the executive officers named in the Summary Compensation Table, information regarding stock options and restricted stock outstanding at September 30, 2014:

Fiscal Year Ended September 30, 2014
	Option Awards				Restricted Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option exercise price ($)	Option expiration date	Number of Shares That Have Not Vested	Market Value Of Shares that Have Not Vested (2)
Eugene W. Landy					26,769 (3)	$270,902
	-0-	65,000 (1)	$8.94	01/03/22
	65,000	-0-	10.46	01/03/21
	65,000	-0-	9.33	01/03/20
	65,000	-0-	8.72	01/03/19
	65,000	-0-	7.22	01/05/18
	65,000	-0-	7.25	10/20/16
	65,000	-0-	8.22	12/12/15
	16,375	-0-	8.05	01/22/15
Michael P. Landy					15,258 (4)	$154,411
	25,000	-0-	$7.25	10/20/16
	25,000	-0-	7.80	03/10/16
	9,825	-0-	8.05	01/22/15
Allison Nagelberg	-0-	-0-	-0-	-	10,620 (5)	$107,474

Kevin S. Miller	-0-	-0-	-0-	-	18,847 (6)	$190,732

(1)	These options became exercisable on January 3, 2015.
(2)	Based on the closing price of our common stock on September 30, 2014 of $10.12. Restricted stock awards vest over 5 years.
(3)	5,151 shares vest on August 2, 2015, 9,014 shares vest 1/2 on each July 5th over the next 2 years, 11,918 shares vest 1/3rd on each September 6th over the next 3 years and 686 shares vest 1/3rd on each September 14th over the next 3 years.
(4)	2,263 shares vest on August 2, 2015, 5,419 shares vest 1/2 on each July 5th over the next 2 years, 6,890 shares vest 1/3rd on each September 6th over the next 3 years and 686 shares vest 1/3rd on each September 14th over the next 3 years.
(5)	1,638 shares vest on August 2, 2015, 3,745 shares vest 1/2 on each July 5th over the next 2 years, and 5,237 shares vest 1/3rd on each September 6th over the next 3 years.
(6)	10,151 shares vest 1/5th on each July 5th over the next 5 years, 8,696 shares vest 1/4th on each July 5th over the next 4 years.

Employment Agreements

Eugene W. Landy, the Company’s Chairman of the Board, executed an Employment Agreement on December 9, 1994, which was amended on June 26, 1997 (the “First Amendment”), on November 5, 2003 (the “Second Amendment”), on April 1, 2008 (the “Third Amendment”), on July 1, 2010 (the “Fourth Amendment”), on April 25, 2013 (the “Fifth Amendment”), and on December 20, 2013 (the “Sixth Amendment”) and on December 18, 2014 (the “Seventh Amendment”) – collectively, the “Amended Employment Agreement”.  Pursuant to the Amended Employment Agreement, Mr. Eugene Landy’s base salary was $385,000 per year, effective January 1, 2014 and $410,000 per year effective January 1, 2015.  He is entitled to receive pension

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payments of $50,000 per year through 2020; in fiscal 2014, the Company accrued $30,625 in additional compensation expense related to the pension benefits. Mr. Eugene Landy was awarded an Outstanding Leadership Achievement Award in the amount of $300,000 per year for three years for a total of $900,000, which has been fully paid to him during the fiscal years ended 2010, 2011 and 2012. Mr. Eugene Landy’s incentive bonus schedule is detailed in the Fourth Amendment and is based on progress toward achieving certain target levels of growth in market capitalization, funds from operations and dividends per share.  Pursuant to the Amended Employment Agreement, Mr. Eugene Landy will receive each year, an option to purchase 65,000 shares of the Company’s common stock.  Mr. Eugene Landy is entitled to five weeks paid vacation annually, and he is entitled to participate in the Company’s employee benefits plans.

The Amended Employment Agreement provides for aggregate severance payments of $500,000, payable to Mr. Eugene Landy upon the termination of his employment for any reason, in increments of $100,000 per year for five years.  He is entitled to disability payments in the event of his disability (as defined in the Amended Employment Agreement) for a period of three years, equal to his base salary.  The Amended Employment Agreement provides for a death benefit of $500,000, payable to Mr. Eugene Landy’s designated beneficiary. Upon the termination of Mr. Eugene Landy’s employment following or as a result of certain types of transactions that lead to a significant increase in the Company’s market capitalization, the Amended Employment Agreement provides that Mr. Eugene Landy will receive a grant of 35,000 to 65,000 shares of the Company common stock, depending on the amount of the increase in the Company’s market capitalization; all of his outstanding options to purchase shares of the Company common stock will become immediately vested, and he will be entitled to continue to receive benefits under the Company’s health  insurance and similar plans for one year. In the event of a change in control of the Company, Eugene W. Landy shall receive a lump sum payment of $2,500,000, provided that the sale price of the Company is at least $10 per share of common stock.  A change of control shall be defined as the consummation of a reorganization, merger, share exchange, consolidation, or sale or disposition of all or substantially all of the assets of the Company.  This change of control provision shall not apply to any combination between the Company and UMH.  Payment shall be made simultaneously with the closing of the transaction, and only in the event that the transaction closes.   The Amended Employment Agreement is terminable by the Company’s Board of Directors at any time by reason of Mr. Eugene Landy’s death or disability or for cause, which is defined in the Amended Employment Agreement as a termination of the agreement if the Company’s Board of Directors determines in good faith that Mr. Eugene Landy failed to substantially perform his duties to the Company (other than due to his death or disability), or has engaged in conduct the consequences of which are materially adverse to the Company, monetarily or otherwise. Upon termination of the Amended Employment Agreement, Mr. Eugene Landy will remain entitled to the disability, severance, death and pension benefits provided for in the Amended Employment Agreement.

Effective April 9, 2013, Michael P. Landy was appointed President and Chief Executive Officer.  Effective October 1, 2013, the Company and Michael P. Landy entered into a three-year employment agreement, under which Mr. Landy received an annual base salary of $500,000 for fiscal year 2014 with increases of 5% for each of fiscal years 2015 and 2016, plus bonuses and customary fringe benefits. Mr. Landy’s incentive bonus schedule is based on progress toward

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achieving certain target levels of growth in market capitalization, adjusted funds from operations and dividends per share.  Mr. Landy also receives four weeks’ vacation, annually.  The Company reimburses Mr. Landy for the cost of a disability insurance policy such that, in the event of Mr. Landy’s disability for a period of more than 90 days, Mr. Landy will receive benefits up to 60% of his then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Mr. Landy will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Mr. Landy may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Landy shall be entitled to the greater of the base salary due under the remaining term of the agreement or two years’ compensation at the date of termination, paid monthly over the remaining term or life of the agreement.

Effective January 1, 2013, the Company and Kevin S. Miller, Chief Financial and Accounting Officer, entered into a three-year employment agreement, under which Mr. Miller received an annual base salary of $220,000 for calendar year 2013 with increases of 5% for each of calendar years 2014 and 2015, plus bonuses and customary fringe benefits.  Mr. Miller also receives four weeks’ vacation, annually.  The Company reimburses Mr. Miller for the cost of a disability insurance policy such that, in the event of Mr. Miller’s disability for a period of more than 90 days, Mr. Miller will receive benefits up to 60% of his then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Mr. Miller will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Mr. Miller may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death of the employee, other than a termination for cause as defined by the agreement, Mr. Miller shall be entitled to one year’s base salary at the date of termination, paid monthly over the remaining term or life of the agreement.

Effective January 1, 2014, the Company and Allison Nagelberg, General Counsel, entered into a three-year employment agreement, under which Ms. Nagelberg receives an annual base salary of $275,625 for calendar year 2014, $325,000 for calendar year 2015, and $341,250 for calendar year 2016, plus bonuses and customary fringe benefits.  Ms. Nagelberg also receives four weeks’ vacation, annually.  The Company reimburses Ms. Nagelberg for the cost of a disability insurance policy such that, in the event of Ms. Nagelberg’s disability for a period of more than 90 days, Ms. Nagelberg will receive benefits up to 60% of her then-current salary.  In the event of a merger, sale or change of voting control of the Company, excluding transactions between the Company and UMH, Ms. Nagelberg will have the right to extend and renew this employment agreement so that the expiration date will be three years from the date of merger, sale or change of voting control, or Ms. Nagelberg may terminate the employment agreement and be entitled to receive one year’s compensation in accordance with the agreement.  If there is a termination of employment by the Company for any reason, either involuntary or voluntary, including the death

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of the employee, other than a termination for cause as defined by the agreement, Ms. Nagelberg shall be entitled to the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination, paid monthly over the remaining term or life of the agreement. Prior to January 1, 2014, approximately 30% of Ms. Nagelberg’s compensation was allocated to UMH pursuant to a cost sharing agreement between the Company and UMH.  Effective January 1, 2014, 100% of Ms. Nagelberg’s compensation has been allocated to the Company.

Potential Payments under Termination of Employment or Change-in-Control

Under the employment agreements with our President and Chief Executive Officer and the other named executive officers listed below, our President and Chief Executive Officer and such other named executive officers are entitled to receive the following estimated payments and benefits upon a termination of employment or voluntary resignation (with or without a change-in-control). These disclosed amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment, or voluntary resignation, were to occur.  The table below reflects the amount that could be payable under the various arrangements assuming that the termination of employment had occurred at September 30, 2014.

	Voluntary Resignation on 9/30/14	Termination Not for Cause Or Good Reason Resignation on 9/30/14	Termination For Cause on 9/30/14 (1)	Termination Not for Cause or Good Reason Resignation (After a Change-in-Control) on 9/30/14	Disability/ Death on 9/30/14
Eugene W. Landy	$525,203 (2)	$525,203 (2)	$7,404	$3,025,203 (3)	$1,180,203 (4)
Michael P. Landy	1,076,250 (5)	1,076,250 (5)	9,615	1,076,250 (5)	1,076,250 (5)
Kevin S. Miller	239,663 (6)	239,663 (6)	4,442	239,663 (6)	239,663 (6)
Allison Nagelberg	735,156 (7)	735,156 (7)	5,300	735,156 (7)	735,156 (7)

(1)	Consists of accrued vacation time.
(2)	Consists of severance payments of $500,000, payable $100,000 per year for 5 years plus the estimated cost of continuation of benefits for one year following termination and accrued vacation.
(3)	Mr. Eugene W. Landy shall receive a lump-sum payment of $2,500,000 in the event of a change in control, provided that the sale price of the Company is at least $10 per share of common stock. In addition, if Mr. Eugene W. Landy’s employment agreement is terminated, he receives severance payments of $500,000, continuation of benefits for one year following termination and accrued vacation.
(4)	In the event of a disability, as defined in the agreement, Mr. Eugene W. Landy shall receive disability payments equal to his base salary for a period of three years, continuation of benefits for one year following termination and accrued vacation. He has a death benefit of $500,000 payable to Mr. Eugene W. Landy’s beneficiary.
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(5)	Payments are calculated based on Mr. Michael P. Landy’s contract, which is the greater of the base salary due under the remaining term of the agreement or two years’ compensation at the date of termination.
(6)	Payments are calculated based on Mr. Kevin S. Miller’s contract, which is one year’s base salary.
(7)	Payments are calculated based on Ms. Allison Nagelberg’s contract which is the greater of the base salary due under the remaining term of the agreement or one year’s compensation at the date of termination.

The Company retains the discretion to compensate any officer upon any future termination of employment or a change-in-control.

Director Compensation

Effective September 1, 2013, Directors received a fee of $4,000 for each Board meeting attended, $500 for each Board phone meeting attended, and an additional fixed annual fee of $26,000 payable quarterly. Directors appointed to board committees receive $1,200 for each committee meeting attended. Effective January 1, 2015, the Directors annual fee was increased from $26,000 to $31,000. All other fees will remain the same.

The table below sets forth a summary of director compensation for the fiscal year ended September 30, 2014:

				Total Fees
	Annual Board	Meeting	Committee	Earned or Paid
	Cash Retainer	Fees	Fees	in Cash
Director	($)	($)	($)	($)
Anna T. Chew	26,000	16,000	-0-	$42,000
Daniel D. Cronheim	26,000	16,000	-0-	$42,000
Catherine B. Elflein (3)	26,000	16,000	5,300	$47,300
Brian Haimm (2)(3)	26,000	16,000	5,300	$47,300
Neal Herstik (5)	26,000	16,000	-0-	$42,000
Matthew I. Hirsch (2)(3)(4)(5)	26,000	16,000	5,300	$47,300
Charles Kaempffer (1)	26,000	16,000	4,800	$46,800
Samuel A. Landy	26,000	16,000	-0-	$42,000
Scott L. Robinson (3)(6)	26,000	16,000	6,300	$48,300
Eugene Rothenberg (1)	26,000	16,000	-0-	$42,000
Stephen B. Wolgin (2)(3)(4)(5)	26,000	16,000	6,300	$48,300
Total	$286,000	$176,000	$33,300	$495,300

As of September 30, 2014, the aggregate number of unvested restricted shares of stock held by each director was as follows: Ms. Chew - 12,424; Mr. Cronheim – 1,180; Ms. Elflein - 1,180; Mr. Herstik - 1,180; Mr. Hirsch – 1,180; Mr. S. Landy – 1,180; Mr. Robinson – 1,180; Mr. Rothenberg – 1,180 and Mr. Wolgin – 1,180.

(1)	Emeritus directors are retired directors who have a standing invitation to attend Board of Directors meetings but are not entitled to vote on board resolutions. However, they receive directors’ fees for participation in the board meetings.
(2)	These directors acted as lead directors when attending the Company’s Committee meetings.
(3)	The Audit Committee for 2014 consists of Mr. Haimm (Chairman), Mr. Hirsch, Mr. Wolgin, Mr. Robinson and Ms. Elflein. The board had determined that Mr. Wolgin, Mr. Robinson, Mr. Haimm and Ms. Elflein are considered “audit committee financial experts” within the meaning of the rules of the SEC and are “financially literate” within the meaning of the listing requirements of the NYSE.
(4)	Mr. Hirsch and Mr. Wolgin (Chairman) are members of the Compensation Committee.
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(5)	Mr. Herstik, Mr. Hirsch (Chairman), and Mr. Wolgin are members of the Nominating Committee.
(6)	Mr. Robinson is the Lead Independent Director whose role is to preside over the executive sessions of the non-management directors.

Pension Benefits and Nonqualified Deferred Compensation Plans

Except as provided in the specific agreements described above, the Company does not have a pension or other post-retirement plans in effect for officers, directors or employees or a nonqualified deferred compensation plan. The present value of accumulated benefit of contractual pension benefits for Mr. Eugene W. Landy is $683,298 as of September 30, 2014. Payments made during the 2014 fiscal year were $50,000. He is entitled to receive pension payments of $50,000 per year through 2020. The Company’s employees may elect to participate in the 401(k) plan of UMH Properties, Inc.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, the Compensation Committee consisted of Messrs. Hirsch and Wolgin. No member of the Compensation Committee is a current or former officer or employee of the Company. In fiscal 2014, none of our executive officers served on the compensation committee of any entity, or board of directors of any entity that did not have a compensation committee, that had one or more of its executive officers serving on our Compensation Committee. The members of the Compensation Committee did not otherwise have any relationships requiring related-party disclosure in the Company’s Proxy Statement.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the Audit Committee) of the Board of Directors (the Board of Directors) of Monmouth Real Estate Investment Corporation (the Company) operates under a written charter which has been amended in January 2013. The amended charter is available on the Company’s website at www.mreic.com.

The Company has an Audit Committee consisting of five “independent” Directors, as defined by the listing standards of the New York Stock Exchange. The Audit Committee’s role is to act on behalf of the Board of Directors in the oversight of all material aspects of the Company’s reporting, internal control and audit functions.

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended September 30, 2014.

We have discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communications with Audit Committees”, as amended, as adopted by the Public Accounting Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standard No. 61, “Independence Discussions with Audit Committees”, and have discussed with the registered public accounting

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firm its independence.

Based on the reviews and discussions referred to above, we recommend to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2014.

Audit Committee:

Catherine B. Elflein

Brian H. Haimm

Matthew I. Hirsch

Scott L. Robinson

Stephen B. Wolgin

Fees Billed by Independent Registered Public Accounting Firm

PKF O’Connor Davies served as the Company’s independent registered public accountants for the years ended September 30, 2014 and 2013.

The following are fees billed by and accrued to PKF O’Connor Davies in connection with services rendered for the fiscal years ended September 30, 2014 and 2013:

	2014	2013
Audit Fees	$204,780	$199,000
Audit Related Fees	30,000	2,000
Tax Fees	51,444	45,000
All Other Fees	-0-	-0-
Total Fees	$286,224	$246,000

Audit fees include professional services rendered for the audit of the Company’s annual financial statements, management’s assessment of internal controls, and reviews of financial statements included in the Company’s quarterly reports on Form 10-Q.

Audit related fees include services that are normally provided by the Company’s independent auditors in connection with statutory and regulatory filings, such as consents and assistance with and review of documents filed with the Securities and Exchange Commission. Audit related fees for the fiscal year ended September 30, 2014 include $28,000 of fees for services provided to the Company for its May 28, 2014 public offering of 8,050,000 shares of the Company’s Common Stock.

Tax fees include professional services rendered for the preparation of the Company’s federal and state corporate tax returns and supporting schedules as may be required by the Internal Revenue Service and applicable state taxing authorities. Tax fees also include other work directly affecting or supporting the payment of taxes, including planning and research of various tax issues.

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Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy for the pre-approval of audit and permitted non-audit services provided by the Company’s principal independent accountants. The policy requires that all services provided by our independent registered public accountants to the Company, including audit services, audit-related services, tax services and other services, must be pre-approved by the Audit Committee, and all have been so approved. The Audit Committee pre-approved all services performed by our independent registered public accountants during fiscal years 2013 and 2014. The pre-approval requirements do not prohibit day-to-day normal tax consulting services, which matters will not exceed $10,000 in the aggregate.

The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining PKF O’Connor Davies’ independence.

COMPARATIVE STOCK PERFORMANCE

The following line graph compares the total return of the Company’s common stock for the last five fiscal years to the FTSE NAREIT Composite Index (US), published by NAREIT, and the S&P 500 Index for the same period. The graph assumes a $100 investment in our common stock and in each of the indexes listed below on September 30, 2009 and the reinvestment of all dividends. The total return reflects stock price appreciation and dividend reinvestment for all three comparative indices. The information has been obtained from sources believed to be reliable, but neither its accuracy nor its completeness is guaranteed. Our stock performance shown in the graph below is not indicative of future stock performance.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no family relationships between any of the Directors or executive officers of the Company, except that Samuel A. Landy, a Director of the Company, and Michael P. Landy, President, Chief Executive Officer, and a Director of the Company, are the sons of Eugene W. Landy, the Chairman of the Board and a Director of the Company.

No director, executive officer, or any immediate family member of such director or executive officer may enter into any transaction or arrangement with the Company without the prior approval of the Board of Directors.  The Board of Directors will appoint a Business Judgment Committee consisting of independent directors who are also independent of the transaction or arrangement to the Board of Directors for its approval or disapproval of the transaction or arrangement.  In determining whether to approve such a transaction or arrangement, the Business Judgment Committee will take into account, among other factors, whether the transaction was on terms no less favorable to the Company than terms generally available to third parties and the extent of the executive officer’s or director’s involvement in such transaction or arrangement.   The Company’s Code of Business Conduct and Ethics, which is found at the Company’s website at www.mreic.com, requires Directors, officers and employees to notify and report a potential or apparent conflict of interest in the case of a Director or the principal executive officer, to the Board, in the case of an officer other than the principal executive officer, to the principal executive officer, and, in the case of an employee, to his or her supervisor.  Further, to identify related party transactions, the Company submits and requires our directors and executive officers to complete director and officer questionnaires identifying any transactions with the Company in which the director, executive officer or their immediate family members have an interest.

Daniel D. Cronheim is a Director of the Company and Executive Vice President of David Cronheim Company (Cronheim) and Cronheim Management Services (CMS). Daniel Cronheim received $42,000, $36,750 and $27,250 for Director’s fees in 2014, 2013 and 2012, respectively. The David Cronheim Mortgage Corporation, an affiliated company of CMS, received $140,000, $241,500 and $161,000 in mortgage brokerage commissions in 2014, 2013 and 2012, respectively.

The Company was subject to a management contract with CMS for a fixed annual fee of $380,000 through January 31, 2012 and a fixed annual fee of $410,000 through July 31, 2012. During fiscal year 2012 the Company also agreed to reimburse CMS for fees paid to subagents. CMS provided sub-agents as regional managers for the Company’s properties. The Company paid CMS management fees of $562,452 for fiscal 2012 for the management of the properties subject to the management contract. Effective August 1, 2012, the Company’s management contract with CMS terminated and the Company became a fully integrated and self-managed real estate company.

From August 1, 2012 through September 30, 2014, the Company compensated Robert Cronheim, (a real estate advisor and the father of Daniel D. Cronheim), $8,333 per month in recognition of his services for past years and continued advice and insight.

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The Company’s industrial property in Carlstadt, New Jersey is owned by Palmer Terrace Realty Associates, LLC. The Company owns 51% of Palmer Terrace Realty Associates, LLC. This property is managed by Marcus Associates, an entity affiliated with the 49% noncontrolling interest.

There are six Directors of the Company who are also Directors and shareholders of UMH. The Company holds common and preferred stock of UMH in its securities portfolio.

The Company currently shares 1 officer (Chairman of the Board) and 1 additional employee (Director of Investor Relations) with UMH. Salaries and benefits for these 2 employees are allocated between the Company and UMH based on the amount of the employees’ time dedicated to each company. These allocations are reviewed and approved by our Audit Committee. Shared expenses charged by UMH to the Company for the fiscal years ended September 30th were as follows:

	Fiscal year ended September 30,
	2014	2013	2012
Salaries	$98,239	$231,003	$217,422
Office Rent (1)	163,938	155,888	150,699
Other General and Administrative	132,750	201,561	140,699
Shared expenses billed from UMH	$394,927	$588,452	$508,820

Office Rent includes the Company’s proportionate share of real estate taxes and common area maintenance.

On August 22, 2014, the Company entered into a seven year lease agreement to occupy 5,680 square feet for the Company’s new corporate office space.  The lease became effective January 12, 2015, and therefore the Company no longer shares rent expense with UMH. Rent for the Company’s new corporate office space is at an annual rate of $99,400, or $17.50 per square foot, for years one through five and an annual rate of $100,820, or $17.75 per square foot, for years six and seven.  The Company is responsible for its proportionate share of real estate taxes and common area maintenance.  Mr. Eugene W. Landy, the Founder and Chairman of the Board of the Company, owns a 24% interest in the entity that is the landlord of the Company’s new corporate office space.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act) requires the Company’s officers and Directors, and persons who own more than 10% of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, Directors and greater than 10% shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to the Company, the Company believes that, during the fiscal year ended September 30, 2014, all Section 16(a) filing requirements applicable to its officers, Directors and greater than 10% beneficial owners were met.

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OTHER MATTERS

The Board of Directors knows of no other matters other than those stated in this Proxy Statement which are to be presented for action at the Annual Meeting. If any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted on any such matter in accordance with the discretion of the persons voting such proxies. Discretionary authority to vote on such matters is conferred by such proxies upon the persons voting them.

The Company will provide, without charge, to each person being solicited by this Proxy Statement, on the written request of any such person, a copy of the Annual Report of the Company on Form 10-K for the year ended September 30, 2014 (as filed with the SEC), including the financial statements and schedules thereto, the Proxy Statement, a form of proxy, or future annual reports and proxy statements. All such requests should be directed to our Shareholder Relations Department by: (a) mail at Monmouth Real Estate Investment Corporation, Attention: Shareholder Relations, Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, NJ 07728, (b) telephone at (732) 577-9996 or (c) email at Hmreic@mreic.comH. You can also contact your broker, bank or other nominee to make a similar request.

For directions to the offices of the Company at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey please contact our Shareholder Relations Department by mail, telephone or email.

YOUR PROXY IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES.

PLEASE VOTE AS SOON AS POSSIBLE.

SHAREHOLDER PROPOSALS

Shareholders interested in presenting a proposal for inclusion in the Proxy Statement for the 2016 Annual Meeting of shareholders may do so by following the procedures in Rule 14a-8 under the Exchange Act. To be eligible for inclusion, shareholder proposals must be received at the Company’s principal executive offices by December 2, 2015. Under our current Bylaws, nominations of individuals for election to the Board of Directors and the proposal of other business to be considered by our shareholders at our 2016 Annual Meeting, but not included in Company’s proxy statement, may be made by a person who is a shareholder of record at the time of giving notice by the shareholder and at the time of the Meeting who delivers notice along with the additional information and materials required by our current Bylaws to our Secretary at the principal executive office of the Company not earlier than December 2, 2015 and not later than January 1, 2016. However, in the event that the 2016 Annual Meeting is advanced more than 30 days or delayed by more than 60 days from the first anniversary of the date of the 2015 Annual Meeting, notice by the stockholder to be timely must be received no earlier than the 120th day prior to the date of mailing of the notice for meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for the meeting or the 10th day following the day on which public announcement of the date of mailing of such meeting is first made.

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BY ORDER OF THE BOARD OF DIRECTORS

Eugene W. Landy

Chairman of the Board and Director

Dated: March 31, 2015

Important: Shareholders can help the Company avoid the necessity and expense of sending follow-up letters to ensure a quorum by promptly authorizing a proxy. The proxy is revocable and will not affect your right to vote in person in the event you attend the meeting. You are earnestly requested to authorize a proxy to vote your shares in order that the necessary quorum may be represented at the meeting.

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MONMOUTH REAL ESTATE INVESTMENT CORPORATION 3499 ROUTE 9 NORTH, STE. 3-C FREEHOLD, NJ 07728

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M82251-P58974 KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATE

MONMOUTH REAL ESTATE INVESTMENT CORPORATION
The Board of Directors recommends you vote FOR the Nominees listed below:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of nominee(s) on the line below
1.	Election of Class III Directors, each to serve until the 2018 Annual Meeting of Shareholders and until his or her successor is duly elected and qualifies.		0	0	0	______________________________________
	Nominees:
	01)	Catherine B. Elflein
	02)	Eugene W. Landy
	03)	Michael P. Landy
	04)	Samuel A. Landy

The Board of Directors recommends you vote FOR the following proposal 2:
						For	Against	Abstain
2.	Ratification of the appointment of PKF O'Connor Davies as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2015.					0	0	0

The Board of Directors recommends you vote AGAINST the following proposal 3:

3.	Non-binding shareholder proposal regarding the voting standard for the election of the Company’s directors, if properly presented at the Annual Meeting.					0	0	0

NOTE: When properly executed, this proxy will be voted in the manner directed herein by the undersigned shareholder(s). If this proxy is properly executed but no direction is given, the votes entitled to be cast by the undersigned will be cast (i) FOR the election of the four nominees listed above as Directors of the Company; (ii) FOR the ratification of the appointment of PKF O’Connor Davies as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2015; (iii) AGAINST the non-binding shareholder proposal regarding the voting standard for the election of the Company’s directors, if properly presented at the Annual Meeting; and (iv) in the discretion of the proxy holders on any other matter that may properly come before the Meeting or any adjournment or postponement thereof.

For address changes and /or comments, please check this box and write them on the back where indicated.				0

Please sign exactly as your name(s) appear(s) hereon and date. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)			Date

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Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and 2014 Annual Report are available at www.proxyvote.com.

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M82251-P58974

MONMOUTH REAL ESTATE INVESTMENT CORPORATION

Annual Meeting of Shareholders

May 14, 2015 4:00 PM

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF MONMOUTH REAL ESTATE INVESTMENT CORPORATION

The Shareholder of Monmouth Real Estate Investment Corporation, a Maryland Corporation (the “Company”), executing the reverse of this Proxy Card (the “Shareholder”), hereby appoints Eugene W. Landy, Michael P. Landy, and Kevin Miller, and each or any of them, as proxies of the Shareholder, with full power of substitution in each or any of them, to attend the Annual Meeting of Shareholders (the “Meeting”) of the Company, to be held at the Company’s office at Juniper Business Plaza, 3499 Route 9 North, Suite 3-C, Freehold, New Jersey, on Thursday, May 14, 2015, at 4:00 p.m., Eastern Time, and any postponement or adjournment thereof, to cast on behalf of the Shareholder all votes that the Shareholder is entitled to cast at the Meeting and to otherwise represent the Shareholder at the Meeting with all powers possessed by the Shareholder if personally present at the Meeting.

The Shareholder hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore given with respect to the Meeting.

Address Changes/Comments:____________________________________________________________________

__________________________________________________________________

(If you noted any Address Changes/Comments above please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side